As filed with the U.S. Securities and Exchange Commission on July 28, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COLUMBIA FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	42-1991301
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

19-01 Route 208 North, Fair Lawn, New Jersey	07410
(Address of Principal Executive Offices)	(Zip Code)

COLUMBIA BANK SAVINGS AND INVESTMENT PLAN

(Full title of the plan)

Thomas J. Kemly

President and Chief Executive Officer

Columbia Financial, Inc.

19-01 Route 208 North

Fair Lawn, New Jersey, 07410

(Name and address of agent for service)

(800) 522-4167

(Telephone number, including area code, of agent of service)

Copies to:

Christina M. Gattuso, Esq.

Stephen F. Donahoe, Esq.

Suzanne A. Walker, Esq.

Kilpatrick Townsend & Stockton LLP

701 Pennsylvania Avenue NW, Suite 200

Washington, DC 20004

(202) 508-5800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act: ☐

This Registration Statement on Form S-8 (this “Registration Statement”) shall become effective immediately upon filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. §230.462.

COLUMBIA FINANCIAL, INC.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 & 2.  Plan Information and Registrant Information and Employee Plan Annual Information.

The documents containing the information for the Columbia Bank Savings and Investment Plan specified by Part I of this Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428. Such documents and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed or to be filed by Columbia Financial, Inc. (the “Registrant” or the “Corporation”) with the SEC are incorporated by reference in this Registration Statement:

(a) The Prospectus that was filed with the SEC by the Registrant (File No. 333-294103) pursuant to Rule 424(b)(3) on May 21, 2026.

(b) The Annual Report on Form 10-K, of the Registrant’s predecessor, Columbia Financial, Inc., for the fiscal year ended December 31, 2025, filed with the SEC on March  6, 2026, and amended by the Annual Report on Form 10-K/A filed by the Registrant’s predecessor, Columbia Financial, Inc., on April 30, 2026 (File No. 001-38456).

(c) The Registrant’s Quarterly Report on Form 10-Q/A of the Registrant’s predecessor, Columbia Financial, Inc., for the quarter ended March 31, 2026, and filed with the SEC on June 5, 2026 (File No. 001-38456).

(d) The description of the Registrant’s common stock contained in the Registrant’s Current Report on Form 8-K12B (File No. 001-43410), as filed with the SEC on July 21, 2026, including any amendment or report filed for the purpose of updating such description.

(e) The Registrant’s Current Report on Form  8-K filed with the SEC on May  15, 2026, June  29, 2026 and July 17, 2026.

(f) All documents filed by the Registrant, where applicable, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or deregisters all securities then remaining unsold (in each case other than those portions furnished under Items 2.02, 7.01 and 9.01 of Form 8-K), shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

  Not applicable.

Item 5. Interests of Named Experts and Counsel.

  None.

Item 6. Indemnification of Directors and Officers.

The Articles of Incorporation of Columbia Financial, Inc. provide as follows:

NINTH: The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures required, and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation’s Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Articles of Incorporation of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal. Any indemnification payments made pursuant to this Article NINTH are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).

Item 7. Exemption from Registration Claimed.

  None.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

List of Exhibits (filed herewith unless otherwise noted):

4.1	Articles of Incorporation of Columbia Financial, Inc. (1)

4.2	Bylaws of Columbia Financial, Inc. (2)

5.1

The shares of common stock registered hereby to be offered and sold pursuant to the Plan will be purchased in open market transactions. No opinion of counsel regarding the securities being registered is required.

23.1	Consent of KPMG LLP

24.1	Power of Attorney (contained on the signature page).

99.1	Columbia Bank Savings and Investment Plan (filed herewith)

107	Filing Fee Table (filed herewith)

(1)	Filed as Exhibit 3.1 to the Corporation’s Form S-4 Registration Statement filed with the SEC on March 6, 2026 (File No. 333-294104).
(2)	Filed as Exhibit 3.2 to the Corporations Form S-4 Registration Statement filed with the SEC on March 6, 2026 (File No. 333-294104).

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the Volume of Securities Offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

The Plan is a prototype plan that has received an opinion letter from the Internal Revenue Service. The Registrant has made or will make all amendments required by the IRS in order to continue to keep the Plan qualified.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, Columbia Financial, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Fair Lawn, State of New Jersey, on July 28, 2026.

COLUMBIA FINANCIAL, INC.

By:	/s/ Thomas J. Kemly
Thomas J. Kemly
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Columbia Financial, Inc. hereby severally constitute and appoint Thomas J. Kemly and Dennis E. Gibney as the true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully, and to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Thomas J. Kemly Thomas J. Kemly	President and Chief Executive Officer and Director (principal executive officer)	July 28, 2026

/s/ Thomas Splaine, Jr. Thomas Splaine, Jr.	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	July 28, 2026

/s/ Dennis E. Gibney Dennis E. Gibney	First Senior Executive Vice President and Chief Banking Officer and Director	July 28, 2026

/s/ Steven M. Klein Steven M. Klein	Senior Executive Vice President and Chief Operating Officer and Director	July 28, 2026

/s/ Noel R. Holland Noel R. Holland	Chairman of the Board	July 28, 2026

/s/ James M. Kuiken James M. Kuiken	Director	July 28, 2026

/s/ Michael Massood, Jr. Michael Massood, Jr.	Director	July 28, 2026

/s/ Elizabeth E. Randall Elizabeth E. Randall	Director	July 28, 2026

/s/ Robert Van Dyk Robert Van Dyk	Director	July 28, 2026

/s/ Lucy Sorrentini Lucy Sorrentini	Director	July 28, 2026

/s/ James H. Wainwright James H. Wainwright	Director	July 28, 2026

/s/ John P. Connors, Jr. John P. Connors, Jr.	Director	July 28, 2026

/s/ Timothy C. Harrison Timothy C. Harrison	Director	July 28, 2026

/s/ Paul V. Stahlin Paul V. Stahlin	Director	July 28, 2026

The Plan.

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Columbia Bank Savings and Investment Plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Fair Lawn, State of New Jersey, on July 28, 2026.

COLUMBIA BANK SAVINGS AND
INVESTMENT PLAN

By:	/s/ John Shalhoub
John Shalhoub
Plan Administrator